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                                                                Exhibit 23.01


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and to the use of our reports dated August 27, 1997 (except for Note 18 as to which the date is September 29, 1997), with respect to the consolidated financial statements of the Company, dated September 12, 1997 with respect to the financial statements of Hoover Containment Systems, Inc., dated September 22, 1997 with respect to the financial statements of Ershigs, Inc., and dated September 9, 1997 with respect to the financial statements of GL&V/LaValley Construction, Inc. included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Denali Incorporated.





                                                ERNST & YOUNG LLP

Houston, Texas
September 29, 1997